 Exhibit 99.1

Cornerstone Building Brands Reaches Agreement in Principle with Creditors on Comprehensive Recapitalization Transaction to Position Company for Long-Term Growth

Agreement in Principle Intended to Comprehensively Address the Company’s Capital Structure

Separately Secures New $500 Million Term Loan Financing to Strengthen Financial Flexibility

CARY, N.C., November 12, 2026 — Cornerstone Building Brands (the “Company”), a leading manufacturer of exterior building products in North America, today announced it has reached a non-binding agreement in principle with certain of its existing lenders and noteholders on a comprehensive recapitalization transaction that is intended to enhance liquidity, reduce debt and strengthen its capital structure to support Cornerstone Building Brands’ long-term growth (the "Agreement").

The Agreement has the support of an ad hoc group of creditors (the “Ad Hoc Group”) who hold in the aggregate approximately 54% of the Company’s outstanding non-asset-based debt as well as CD&R, the Company's existing equity sponsor, which is expected to retain a significant equity ownership interest. The Agreement is non-binding and remains subject to, among other things, the negotiation and execution of definitive documentation and the satisfaction of customary closing conditions; there can be no assurance that a definitive transaction will be consummated.

Separately, the Company has also secured a new $500 million term loan financing led by global investment firm Monarch Alternative Capital LP that will strengthen the Company's near-term liquidity and financial flexibility. The term loan financing will support Cornerstone Building Brands’ operations and provide a path to completing the comprehensive recapitalization contemplated by the Agreement, with CD&R bearing the majority of the cost of the prepayment premium in the event that the term loan facility is prepaid in connection with the transaction contemplated by the Agreement.

PJT Partners is serving as investment banker, Latham & Watkins LLP is serving as legal counsel and FGS Global is serving as strategic communications advisor to the Company. Kirkland & Ellis LLP is serving as legal counsel to Monarch. Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel and Moelis & Company LLC is serving as investment banker to the Ad Hoc Group.

About Cornerstone Building Brands

Cornerstone Building Brands is a leading manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and Repair & Remodel (R&R) markets. Our market-leading portfolio of products spans vinyl windows, vinyl siding, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multi-channel distribution platform and expansive national footprint includes approximately 19,400 team members at manufacturing, distribution and office locations throughout North America. Corporate stewardship is embedded in our culture and guides our commitment to responsible growth, environmental care and community impact. For more information, visit us at cornerstonebuildingbrands.com.

About Monarch Alternative Capital LP

Monarch Alternative Capital LP is a global investment firm founded in 2002 with approximately $17 billion in assets under management. Monarch seeks to capitalize on opportunities across many segments of the credit markets with a focus on corporate credit and real estate. Monarch draws on the skills and experience of its employees across its offices in New York, London, and West Palm Beach. For more information, please visit www.monarchlp.com.

Safe Harbor for Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events, expectations, or plans, including statements regarding the Agreement. Forward-looking statements are based on current assumptions and expectations and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those in the forward-looking statements, including those risks identified in the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2025, and any subsequent Quarterly Reports on Form 10-Q, in each case as filed with the U.S. Securities and Exchange Commission. Cornerstone Building Brands undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

No Offer or Solicitation

The information contained in this press release is being made available solely for informational purposes and does not constitute, and shall not be construed as, an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, or a solicitation of consents with respect to any securities. Any offer, exchange offer or consent solicitation, if made, will be made only pursuant to the applicable offering, exchange offer or consent solicitation documents and in accordance with applicable law.

Contacts

Media Inquiries:

FGS Global

Cornerstonebb@fgsglobal.com